Exhibit 99.1

NASDAQ:CECE	NEWS RELEASE

CECO ENVIRONMENTAL REPORTS

FIRST QUARTER 2008 RESULTS

CINCINNATI, OHIO, May 8, 2008 - CECO Environmental Corp. (NASDAQ:CECE), a leading provider of industrial ventilation and pollution control systems, today announced first quarter results for the period ended March 31, 2008.

Financial highlights for the first quarter of 2008 compared to the first quarter of 2007 include:

•	Net sales increased $3.4 million or 7.8% from $43.5 million to a record $46.9 million;

•	Gross profit decreased $1.2 million or 15.2% from $7.8 million to $6.6 million;

•	Operating income decreased from $2.5 million to an operating loss of $735,000;

•	Net income decreased $1.7 million to a net loss of $575,000; and

•	Loss per diluted share was $(0.04) compared to earnings of $.08 per diluted share.

Backlog as of March 31, 2008 was $91.4 million compared to $85.5 million as of December 31, 2007.

Richard Blum, President and COO stated, “We are satisfied with these results considering that there are mitigating factors which affected our reported profitability. The large project we have been discussing throughout 2007 encountered changes in customer scope and difficult site conditions which caused us to incur additional unbudgeted costs. We anticipate that we will recover these costs but we will not record the revenue until all the revenue recognition criteria have been met.”

Chairman and CEO, Phillip DeZwirek, stated, “Our first quarter in 2007 was a record quarter in all respects which makes for a difficult comparison this year. Historically, our first quarter has always been our weakest quarter due to the seasonality of our business. These 2008 results are more in line with our traditional first quarter performance and we are encouraged about the prospects for the remaining year. We are optimistic about the contributions of our newly acquired entities and we will continue to pursue our strategy of vertical and horizontal integration.”

CECO will host a conference call on Thursday, May 8, 2007 at 10:30 a.m. EDT to review its financial results for the quarter. Conferencing details are as follows:

Dial in number:	866-831-6243
International dial in number:	617-213-8855
Participant pass code:	43285811

Replay:	888-286-8010
Passcode:	93629361

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. Through its ten subsidiaries — Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum, H.M. White, Inc., Effox, GMD Environmental and Fisher-Klosterman — CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental please visit the company’s website at http://www.cecoenviro.com/

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO (2326)

CECO ENVIRONMENTAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

Dollars in thousands, except per share data

	THREE MONTHS ENDED MARCH 31,
	2008	2007
Net sales	$46,862	$43,463

Costs and expenses:
Cost of sales, exclusive of items shown separately below	40,220	35,626
Selling and administrative	6,786	5,017
Depreciation and amortization	591	326

	47,597	40,969

(Loss) income from operations	(735)	2,494

Other income	—	3

Interest expense (including related party interest of $0 and $237, respectively)	(209)	(558)

(Loss) income before income taxes	(944)	1,939

Income tax (benefit) expense	(369)	795

Net (loss) income	$(575)	$1,144

Per share data:
Basic net (loss) income	$(0.04)	$0.10

Diluted net (loss) income	$(0.04)	$0.08

Weighted average number of common shares outstanding:
Basic	14,690,212	11,494,948

Diluted	14,690,212	13,487,849

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include but are not limited to: our dependence on fixed price contracts and the risks associated therewith, including actual costs exceeding our estimates and our method of accounting for contract revenue; our history of losses and possibility of further losses; fluctuations in operating results from period to period due to seasonality of our business; the effect of growth on our infrastructure, resources, and existing sales; our ability to expand our operations in both new and existing markets; the potential for contract delay or cancellation; the potential for fluctuations in prices for manufactured components and raw materials; our ability to raise capital and the availability of capital resources; our ability to fully utilize and retain executives; the impact of federal, state or local government regulations; economic and political conditions generally; and the effect of competition in the air pollution control and industrial ventilation industry. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. All information in this release is as of May 8, 2008. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.